SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                   Form 8-A/A

                                 Amendment No. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 ---------------

                                TCSI CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                   Nevada                                   68-0240975
  (State of Incorporation or Organization)               (I.R.S. Employer
                                                      Identification Number)

         1080 Marina Village Parkway
             Alameda, California                              94501
  (Address of Principal Executive Offices)                  (Zip Code)


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities Act registration statement file number to which this form relates:
___________

Securities to be registered pursuant to Section 12(b) of the Act:



   Title Of Each Class To Be Registered         Name Of Each Exchange On Which
              Not Applicable                    Each Class Is To Be Registered
                                                          Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights

     Item 1. Description of Registrant's Securities to be Registered.

     Effective August 22, 2001, TCSI Corporation, a Nevada corporation (the "Company"), amended and restated that certain Preferred Shares Rights Agreement, dated as of February 16, 1999, between the Company and BankBoston, N.A., as Rights Agent, in order to effect the following amendments:

     1. Exclude from the definition of "Acquiring Person" Intrinsic Value Asset Management, Inc. ("Intrinsic Value"), and persons who, together with Intrinsic Value's affiliates and associates, beneficially own or previously owned 25% or more of the Company's common shares but who are not required to or were not required to file with the Securities and Exchange Commission on Schedule 13D by virtue of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless such Schedule 13D does not state any intention to or reserves the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the Company's common shares);

     2. Exclude from the definition of "Acquiring Person" Intrinsic Value who, since February 16, 1999, beneficially owned 15% or more of the Company's common shares so long as such person has not beneficially owned 25% or more of the Company's common shares and has no intention to or reserves the right to control or influence the management or policies of the Company or engage in any of the actions specified in
          Item 4 of such Schedule (other than the disposition of the Company's common shares);

     3. Exclude from the definition of "Acquiring Person" any registered investment company or registered adviser acquiring or holding shares in the ordinary course of business for its clients and not for its own benefit for so long as such registered investment company or registered investment adviser is permitted to report its beneficial ownership of the Company's common shares on a Schedule 13G filed under the Exchange Act;

     4.   Appoint Registrar and Transfer Company as the successor Rights Agent;
          and

     5.   Effect certain nonmaterial corrections thereto.

     ITEM 2. Exhibits.

            Exhibit                        Description

              1                   Restated Articles of Incorporation of Registrant, incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form
                                  S-1 (Commission File No. 33-40872) declared effective by the Commission on May 29, 1991.

              2                   Certificate of Amendment of the Restated Articles of Incorporation of
                                  Registrant, incorporated herein by reference to Exhibit 3.2 of Form 10-K filed on March 9, 1995.


              3                   Amended and Restated Bylaws of Registrant, incorporated herein by reference to Exhibit 3.4 of Form 10-Q filed on October 16, 1998.

              4                   Certificate of Designations, incorporated herein by reference to Exhibit
                                  3 of Form 8-A filed on February 25, 1999.

              5                   Certificate of Amendment of Bylaws of Registrant, incorporated herein by reference to Exhibit 3.5 of Form 10-K filed March 30, 2000.

              6                   Amended and Restated Preferred Shares Rights Agreement, exhibit filed herewith.

                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



Date: August 22, 2001

                                       TCSI CORPORATION





                                       By:  /s/ Yasushi Furukawa
                                          -------------------------------
                                          Yasushi Furukawa
                                          President and Chief Executive Officer